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As filed with the Securities and Exchange Commission on June 27, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENERAL GROWTH PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	27-2963337 (I.R.S. Employer Identification Number)

110 N. Wacker Drive
Chicago, Illinois 60606
(312) 960-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Marvin J. Levine, Esq.
Executive Vice President and
Chief Legal Officer
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, Illinois 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Matthew D. Bloch, Esq.
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Debt Securities	(3)

Common Stock	(3)

Preferred Stock	(3)

Warrants	(3)

Rights	(3)

Units(4)	(3)

Total	(3)

(1)
This registration statement registers an unspecified amount of securities of each identified class. No separate consideration will be received for common stock or preferred stock issued upon conversion of the preferred stock or upon exercise of warrants registered hereunder, as the case may be. The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the offering of the securities hereunder. Pursuant to Rule 416(a), this registration statement also covers such additional shares as may be hereafter offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar adjustments.

(2)
The registrant will pay registration fees pursuant to Rule 456(b) in connection with offerings of securities hereunder, and will update this table by post-effective amendment or prospectus filed pursuant to Rule 424(b) to indicate the aggregate offering price of the securities offered and the amount of the registration fees paid.

(3)
Not applicable pursuant to Rule 457(r) and General Instruction II.E. to Form S-3.

(4)
Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

PROSPECTUS

GENERAL GROWTH PROPERTIES, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

        We may from time to time offer to sell our debt securities, common stock or preferred stock, or warrants or rights to acquire such securities, either separately or as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "GGP." The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our principal executive offices are located at 110 N. Wacker Drive, Chicago, Illinois 60606. Our telephone number is (312) 960-5000.

        Investing in these securities involves risks. See "Item 1A—Risk Factors" beginning on page 7 of Exhibit 99.1 to our Current Report on Form 8-K, filed on June 27, 2012, which is incorporated by reference herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2012

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us" and "our" are to General Growth Properties, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.ggp.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

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  Our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012 (except for Items 1, 1A, 2, 6, 7, 7A, 8 and 15, as amended by our Current Report on Form 8-K, filed on June 27, 2012);

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  Our Definitive Proxy Statement filed on March 16, 2012;

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  Our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2012, filed on May 9, 2012;

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  Our Current Reports on Form 8-K filed on April 3, 2012, May 1, 2012, May 4, 2012 and June 27, 2012;

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  The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2010 and amended on November 5, 2010;

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  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Stacie L. Herron, Vice President and Secretary, General Growth Properties, Inc., 110 N. Wacker Drive, Chicago, Illinois 60606, Telephone No. (312) 960-5000.

WHO WE ARE

        General Growth Properties, Inc. is a Delaware corporation, incorporated on July 1, 2010 as New GGP, Inc., and the successor registrant (the "Successor") by merger on November 9, 2010 to GGP, Inc. ("Old GGP"), which had operated as a self-administered and self-managed real estate investment trust, referred to as a "REIT" since 1986. We are a leading real estate owner and operator of high quality regional malls with, as of December 31, 2011, an ownership interest in 136 regional shopping malls in 41 states, comprising 58 million square feet of gross leasable area, excluding anchor tenants. We also own stand-alone office properties, community shopping centers and hybrid mixed-use properties.

        The Company began over 50 years ago as the owner of a single retail property in Cedar Rapids, Iowa. Through organic growth and strategic acquisitions, we now own some of the highest quality retail assets in the United States with many of our properties located in the fastest growing regions of the country.

USE OF PROCEEDS

        Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants or rights that may be offered hereunder for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries and financing possible acquisitions. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants or rights that may be offered under this prospectus.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

        Our charter and by-laws and certain provisions of the Delaware General Corporation Law may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Delaware Anti-Takeover Law.    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

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  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

        Director Action.    Our charter and by-laws and the Delaware General Corporation Law generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors. Certain matters also require approval of a majority of the independent directors on the board of directors.

        Director Liability Limitation and Indemnification.    Our amended and restated certificate of incorporation provides that no director will be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of our amended and restated certificate of incorporation that is inconsistent with the foregoing will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        Our amended and restated certificate of incorporation provides that we will indemnify and hold harmless each of our officers and directors. The indemnification provisions provide that we indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In addition, we may, by action of our Board of Directors, provide indemnification to our employees and agents with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers and we have entered into indemnification agreements with members of our board of directors.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        Generally, for us to qualify as a real estate investment trust ("REIT"), under the Internal Revenue Code of 1986, as amended (the "Code") for a taxable year, the following conditions (among others) must be satisfied:

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  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

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  our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

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  certain percentages of our gross income and assets must be from particular activities and types of assets.

Accordingly, our certificate of incorporation contains provisions which limit the amount of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the number or value, whichever is more restrictive, of the outstanding shares of our capital stock.

        Our board of directors may waive (and has waived) the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit may be eliminated by the board of directors if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and resolves to remove the Ownership Limit.

        Our certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in violation of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the amount paid for such shares by the Prohibited Owner or, if no consideration was paid by the Prohibited Owner, the fair market value of the shares at the time they became Excess Shares as determined by the board of directors and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The charitable beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our certificate of incorporation, any change in the Ownership Limit would require an amendment to our certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of us without the approval of our board of directors.

        All shares of capital stock issued by us will be subject to legends and stop-transfer restrictions as described above.

FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and to the ownership and disposition of our common stock. This summary does not address the considerations with respect to an investment in shares of our preferred stock, debt securities, warrants, rights or units. The tax considerations of such an investment will be discussed in the applicable prospectus supplement. Except where noted, this summary deals only with common stock held as a capital asset. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the ownership and disposition of our common stock.

Taxation of General Growth Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining to us under the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We have elected to be treated as a REIT beginning in our taxable year ending December 31, 2010. We believe that, commencing with such taxable year, we were organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this registration, Arnold & Porter LLP, our special REIT tax counsel, has delivered an opinion to us that we are qualified to be taxed as a REIT for our taxable years ended December 31, 2010 through December 31, 2011 and that our organization and current proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for all future years. The opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the conduct of our business operations. However, such opinion is not binding on the Internal Revenue Service ("IRS") or any court, and there is no assurance that the IRS will not successfully challenge the conclusions set forth in such opinion or that we will be able to achieve our goals and thus qualify or continue to qualify to be taxed as a REIT.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Arnold & Porter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT. Arnold & Porter LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

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  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

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  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

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  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

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  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

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  If we acquire any asset from a C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

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  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

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  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for its proportionate share of the tax we pay.

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  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

        Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

          1.     that is managed by one or more trustees or directors;

          2.     the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

          3.     which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

          4.     which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          5.     the beneficial ownership of which is held by 100 or more persons;

          6.     in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

          7.     that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

          8.     that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions listed above must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand each year from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "rents from real property" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and certain interests in partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purpose certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status.

Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income"; and

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  90% of our after-tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

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  the property sold is a real estate asset for purposes of the asset tests discussed above;

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  the REIT has held the property for at least two years;

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  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

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  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

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  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

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  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income), and corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

        To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently (for tax years through 2012) are taxable to non-corporate U.S. holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

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  include the holder's pro rata share, based on its shareholdings on the last day of our taxable year, of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls;

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  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by the holder;

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  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

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  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed to non-corporate U.S. holders at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income) to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

  •
  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

  •
  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Recently enacted legislation

        Recently enacted legislation will impose a 3.8% Medicare tax on the net investment income (which includes taxable dividends and gross proceeds of a disposition of our common shares) of certain individuals, trusts, and estates for taxable years beginning after December 31, 2012. (See "—Information Reporting and Backup Withholding" below for a discussion of other recently enacted legislation which may be relevant to an investment in our common shares for certain non-U.S. holders).

Taxation of non-U.S. holders

Sale or other disposition of common stock

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the common stock constitutes a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. We believe that we are a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock is publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and (b) such non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

        We believe the shares of our common stock are regularly traded on an established securities market within the meaning of the Code. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock generally will not be subject to taxation under FIRPTA as a sale of a USRPI.

        If gain on the sale or exchange of a non-U.S. holder's shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, our common stock is not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our common stock would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that such distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability.

        Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We believe the shares of our common stock are regularly traded on a market that we believe qualifies as an established securities market located in the United States within the meaning of the Code. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs will be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

          1.     the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

          2.     the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulation §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions or to a lower treaty rate (as discussed above). Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by non-U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

        The consolidated financial statements of General Growth Properties, Inc. (the "Company"), except for the financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C. (which are accounted for by use of the equity method), and the related consolidated financial statement schedule, incorporated by reference in this prospectus from the Company's Current Report on Form 8-K for the year ended December 31, 2011 dated June 27, 2012, and the effectiveness of General Growth Properties, Inc.'s internal control over financial reporting, incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and for the consolidated financial statements includes an explanatory paragraph regarding the Company's financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. The consolidated financial statements of GGP/Homart II L.L.C. and GGP-TRS L.L.C., (which are accounted for by use of the equity method), as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, not presented separately herein, have been audited by KPMG LLP, an independent registered public accounting firm. Such consolidated financial statements and consolidated financial statement schedule of the Company are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following statement sets forth the expenses of General Growth Properties, Inc. (the "Registrant") in connection with the offering described in this Registration Statement (all of which will be borne by the Registrant). All amounts shown are estimated.

SEC registration fee	$	*
Printing expenses		+
Legal fees and expenses		+
Audit fees and expenses		+
Miscellaneous expenses		+
Trustee fees and expenses		+
Total	$	+

*
In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee for the securities offered by this prospectus.

+
Estimated expenses are not presently known.

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Registrant's Bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the DGCL. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to

II-1

indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that each may make to such directors and officers.

II-2

Item 16.    Exhibits

Exhibit Number	Description of Exhibits
1.1*	Form of underwriting or purchase agreement for equity securities.
1.2*	Form of underwriting or purchase agreement for debt securities.
2
Third Amended Plan of Reorganization, as modified, filed with the United States Bankruptcy Court for the Southern District of New York on October 21, 2010 (incorporated by reference to Exhibit 2.1 to Old GGP's Current Report on Form 8-K dated October 21, 2010 which was filed with the SEC on October 26, 2010).
4.1
Amended and Restated Certificate of Incorporation of New GGP, Inc., dated November 9, 2010 (previously filed as Exhibit 3.1 to New GGP's Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).
4.2
Amended and Restated Bylaws of New GGP, Inc., dated November 9, 2010 (incorporated by reference to Exhibit 3.2 to New GGP's Current Report on Form 8-K dated November 9, 2010 which was filed with the SEC on November 12, 2010).
4.3
Amendment to Amended and Restated Bylaws of General Growth Properties, Inc. (formerly New GGP, Inc.), dated February 25, 2011 (incorporated by reference to Exhibit 3.1 to New GGP's Current Report on Form 8-K dated February 25, 2011 which as filed with the SEC on March 1, 2011).
4.4	Specimen common stock certificate.(1)
4.5*	Form of designation for preferred stock.
4.6*	Form of preferred stock certificate.
4.7	Form of Indenture between General Growth Properties, Inc. and Wilmington Trust, National Association FSB (Trustee).(1)
5	Opinion of Weil, Gotshal & Manges LLP.(1)
8	Opinion re tax matters of Arnold & Porter LLP.(1)
12	Statement of Ratio of Earnings to Fixed Charges.(1)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to General Growth Properties, Inc.(1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP/Homart II, L.L.C.(1)
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to GGP-TRS L.L.C.(1)
23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5 to this Registration Statement).
23.5	Consent of Arnold & Porter LLP (included in Exhibit 8 to this Registration Statement).
24	Power of Attorney (included on signature page).
25	Statement of Eligibility of Wilmington Trust, National Association FSB, as trustee, with respect to debt securities.(1)

(1)
Filed herewith

*
To be filed by amendment with a prospectus supplement or incorporated by reference to a Current Report on Form 8-K.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To supplement the prospectus, after the expiration of any warrant or right subscription period, to set forth the results of any warrant or right subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          (8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

          (9)   To file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 27, 2012.

GENERAL GROWTH PROPERTIES, INC.
By:	/s/ SANDEEP MATHRANI Sandeep Mathrani Chief Executive Officer

June 27, 2012

        We the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute Sandeep Mathrani and Michael B. Berman, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, to this Registration Statement, including post-effective amendments and supplements, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SANDEEP MATHRANI Sandeep Mathrani	Director and Chief Executive Officer (Principal Executive Officer)	June 27, 2012
/s/ MICHAEL B. BERMAN Michael B. Berman	Chief Financial Officer (Principal Financial Officer)	June 27, 2012
/s/ JAMES A. THURSTON James A. Thurston	Chief Accounting Officer (Principal Accounting Officer)	June 27, 2012
/s/ RICHARD B. CLARK Richard B. Clark	Director	June 27, 2012
/s/ MARY LOU FIALA Mary Lou Fiala	Director	June 27, 2012
/s/ J. BRUCE FLATT J. Bruce Flatt	Director	June 27, 2012

Signature	Title	Date

/s/ JOHN K. HALEY John K. Haley	Director	June 27, 2012
/s/ CYRUS MADON Cyrus Madon	Director	June 27, 2012
/s/ DAVID J. NEITHERCUT David J. Neithercut	Director	June 27, 2012
/s/ MARK R. PATTERSON Mark R. Patterson	Director	June 27, 2012
/s/ JOHN G. SCHREIBER John G. Schreiber	Director	June 27, 2012